SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant [   ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material under Rule 14a-12

CITIZENS REPUBLIC BANCORP, INC.
(Name of Registrant as Specified in its Charter)

Schwartz Investment Counsel, Inc.
George P. Schwartz
Richard J. Nelson
Committee of Concerned Shareholders
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:
2.	Form, Schedule or Registration Statement No.:
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4.	Date Filed:

Rule 14a-12 Filing

        On December 3, 2007, Schwartz Investment Counsel, Inc., George P. Schwartz and Richard J. Nelson issued a press release announcing, among other things, the formation of a Committee of Concerned Shareholders and their intention to file a definitive proxy statement with the Securities and Exchange Commission in connection with soliciting shareholder approval of proposals requesting that the Board of Directors of Citizens Republic Bancorp, Inc. (“Citizens”) rescind certain provisions of the Articles of Incorporation and Bylaws of Citizens, each as amended, which could have anti-takeover effects, and, potentially, the nomination of Messrs. Schwartz and Nelson to serve as directors of Citizens. A copy of the press release follows as part of this filing under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.

Schwartz Investment Counsel, Inc.
3707 West Maple Road - Suite 100
Bloomfield Hills, Michigan 48301

NEWS RELEASE

CONTACT:	GEORGE P. SCHWARTZ (248) 644-8500 RICHARD J. NELSON (269) 344-4993

FOR IMMEDIATE RELEASE

INVESTOR GROUP PROVIDES NOTICE OF BALLOT
PROPOSAL TO CITIZENS REPUBLIC BANCORP

Bloomfield Hills, Michigan, December 3, 2007 — George P. Schwartz, President and CEO of Schwartz Investment Counsel, Inc., an investor in Citizens Republic Bancorp, Inc., (NASDAQ: CRBC) Flint, Michigan, today disclosed that he has formed a Committee of Concerned Shareholders (the “Committee”) and submitted a shareholder proposal to the Citizens Board of Directors for inclusion in the Citizens proxy statement for the 2008 Annual Meeting of Shareholders. The proposal recommends that the Board of Directors take the necessary steps to declassify the terms of board members, so that all of the directors are elected annually rather than the three year staggered terms presently in effect.

        Mr. Schwartz has notified Citizens that it also intends to file documents with the SEC which will allow it to solicit shareholders to approve proposals requesting that the Citizens Board of Directors rescind certain provisions of the Articles of Incorporation and Bylaws which could make it more difficult for a third party to acquire Citizens, and which may be perceived to be beneficial to shareholders.

        In addition, Mr. Schwartz has notified Citizens that it is requesting the Board of Directors to appoint a special committee of independent directors for the purpose of hiring a first-tier investment banking firm, not previously retained by the bank, to analyze Citizens and advise on methods to unlock and maximize shareholder value. Mr. Schwartz said, “Due to the credit crisis adversely affecting the banking industry and the depressed Michigan economy, Citizens may be better able to compete and prosper as part of a larger banking organization with greater resources and financial strength and more geographical diversification.” Mr. Schwartz continued, “We have been recommending for several months that the Citizens Board consider all strategic options, including merging into a larger banking organization for the benefit of all shareholders.”

        Mr. Schwartz has also asked the Citizens Board of Directors to nominate and endorse him and Richard J. Nelson for election to the Citizens Board of Directors at the 2008 Annual Meeting of Shareholders. If the Board declines Mr. Schwartz’s request for board representation, the Committee of Concerned Shareholders intends to nominate and file proxy materials which will enable the Committee to solicit votes on its own ballot for the election of Mr. Schwartz’s two nominees.

        George P. Schwartz is President and CEO of Schwartz Investment Counsel, Inc., a Registered Investment Adviser that he founded in 1980.   He is a CFA charterholder, a Chartered Investment Counselor and author of Shareholder Rebellion:  How Investors Are Changing the Way America’s Companies Are Run.

Important Information

        Mr. Schwartz had notified Citizens that he intends to file a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with soliciting shareholder approval of proposals requesting that the Board of Directors of Citizens Republic Bancorp, Inc. (“Citizens”) rescind certain provisions of the Articles of Incorporation and Bylaws of Citizens, each as amended, which could have anti-takeover effects (the “Proposals”), and, potentially, the nomination of Mr. Schwartz and Richard J. Nelson (the “Nominees”) to serve as directors of Citizens. The definitive proxy statement will be sent to shareholders of Citizens seeking their support of the Proposals and the Nominees at Citizens 2008 Annual Meeting of Shareholders. Shareholders are urged to read the definitive proxy statement and the accompanying WHITE proxy card when they become available, because they will contain important information about the Committee of Concerned Shareholders, Mr. Schwartz, the Proposals, the Nominees, Citizens and related matters. Shareholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by the Committee with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement (when available) and other related SEC documents filed by the Committee of Concerned Shareholders with the SEC may also be obtained free of charge from the Committee.

        Schwartz Investment Counsel, Inc., Mr. Schwartz, and Mr. Nelson, who currently comprise the Committee of Concerned Shareholders, are the only persons as of the date of this press release who may be deemed to be “participants” in the solicitation from Citizen’s shareholders of proxies in favor of the Proposals and the Nominees. Such participants may have interests in the solicitation, including as a result of holding shares of Citizens common stock. Information regarding the participants and their interests will be contained in the definitive proxy statement to be filed by the Committee with the SEC in connection with Citizens 2008 Annual Meeting of Shareholders.

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